Exhibit 99.1

Contacts:	Roy I. Lamoreaux	A. Patrick Diamond
	Manager, Investor Relations	Vice President
	713-646-4222 – 800-564-3036	713-646-4487 – 800-564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline Announces Officer Retirement,
Promotions & Related Organizational Changes
          (Houston – July 28, 2008) Plains All American Pipeline, L.P. (NYSE: PAA) today announced the planned retirement of Mark F. Shires, Senior Vice President – Operations, as well as a several promotions and related organizational changes.
          “Mark has served PAA and its predecessors in a number of progressively important roles since 1984 and we are deeply grateful to Mark and his family for his many years of devoted service and leadership,” said Greg L. Armstrong, Chairman and CEO of PAA. “Although Mark will cease having day-to-day responsibility for the Operations group effective August 1, 2008, consistent with his past dedication to PAA, he has agreed to continue serving in a transitional role for several months thereafter to finalize open items and complete several important projects.”
          In connection with Mr. Shires’ retirement and consistent with the Partnership’s long-term succession planning activities and positioning for future growth, PAA also announced the following changes in titles and responsibilities among current members of senior management:
▪	Mark J. Gorman has been promoted to the position of Senior Vice President – Operations and Business Development, and will assume Mr. Shires’ previous responsibilities. Mr. Gorman previously served as Vice President since November 2006 and his most recent responsibilities included business development and oversight for lease gathering activities.

▪	John vonBerg has been promoted to the position of Senior Vice President – Commercial Activities. Mr. vonBerg has served as Vice President — Commercial Activities since August 2007 and previously served as Vice President — Trading from May 2003 until August 2007 and Director of Trading from January 2002 until May 2003.

▪	Phil D. Kramer, Executive Vice President, will relinquish the position of Chief Financial Officer effective November 15, 2008, in order to assume responsibility for our lease gathering business and related support functions, while retaining responsibility for procurement, human resources and office services. Mr. Kramer joined the Plains organization in 1983 and has served as Chief Financial Officer for PAA or its predecessor since 1992.

▪	Al Swanson will be promoted to the position of Senior Vice President and Chief Financial Officer effective November 15, 2008. Mr. Swanson has served as Senior Vice

President — Finance and Treasurer since August 2007 and has held senior finance-related positions with PAA or its predecessors since November 2000.
          In addition, Charles Kingswell-Smith will join PAA as Vice President and Treasurer effective August 1, 2008. Mr. Kingswell-Smith has over 30 years of experience in finance and treasury activities, serving most recently as Managing Director of GE Energy Financial Services after GE’s 2008 acquisition of Merrill Lynch Capital. Prior to joining Merrill Lynch Capital in 2007, Mr. Kingswell-Smith spent 12 years in the commercial banking business with JPMorgan Chase, BankOne and other predecessor banking organizations. Notably, Mr. Kingswell-Smith has maintained business relationships with PAA and its predecessors since 1986.
          “These changes demonstrate the benefits of our succession planning efforts, the cross-functional versatility of our personnel and our ability to attract quality management talent,” said Armstrong. “We believe PAA is well positioned to continue to grow and prosper for many years to come.”
          Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its 50% ownership in PAA/Vulcan Gas Storage LLC, the partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership is headquartered in Houston, Texas.
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